AGREEMENT

     This Agreement entered into this 9th day of July, 1991 by and between Vindicator of Florida, Inc. ("Vindicator") and MDS Health Group Inc., a Delaware corporation ("MDS").

     WHEREAS MDS Health Group Limited, a Canadian corporation and parent company of MDS, is in the process of negotiating for the purchase of Nordion Intentional, Inc., a Canadian corporation and,

     WHEREAS Nordion has entered into an agreement with Vindicator whereby Vindicator has agreed to pay to Nordion $2.1 million dollars (US), without interest, on September 5, 1994 and,

     WHEREAS MDS has agreed, in a separate agreement, to loan to Vindicator $300,000 (US), such loan to be evidenced by a $300,000 Convertible Subordinated Debenture dated July 1, 1991 ("Debenture").

     In consideration of NMS's agreement to the purchase of the Debenture, Vindicator hereby agrees as follows:

     In the event MDS acquires a controlling interest in Nordion, by way of a stock or asset purchase agreement, Vindicator will grant to RDS or Nordion the right to convert the $2.1 million indebtedness at any time prior to the due date into shares of Common Stock of Vindicator at the conversion rate of one fully paid and non-assessable share of Common Stock for each $4.50 of such indebtedness. Fractional shares shall not be issued.

     In the event the Company at any time or from time to time after the Closing Date effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares or grants a dividend payable in Common Stock of the Company, then and in each such event the Conversion Rate shall be increased or decreased proportionately.

     The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the aforesaid indebtedness such number of its shares of Common Stock as shall from time to time be sufficient to effect the Conversion of such indebtedness; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect such conversion, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                                                     VINDICATOR OF FLORIDA, INC.

                                                     By: /s/ Sam R. Whitney
                                                        ------------------------
Accepted By:

/s/
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MDS Health Group Inc.